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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 3, 2010
 Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Delaware	001-347129	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA    93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.    Submission of Matters to a Vote of Security Holders

The 2010 annual meeting of the stockholders of S&W Seed Company (the "Company") was held on December 3, 2010 at the Campton Place Hotel in San Francisco, California. Of the 5,800,000 shares of our common stock entitled to vote at the meeting, 5,221,084 shares were represented at the meeting in person or by proxy, constituting a quorum. The voting results are presented below.

Proposal No. 1 - Election of Directors

Our stockholders elected six directors to serve for the ensuing year and until their successors are elected and qualified, or until their earlier death, resignation or removal. Each of the directors received more than a majority of the votes cast, although the Company elects its directors on a plurality vote basis. The votes regarding the election of directors were as follows:

Nominee	For	Authority Withheld	Broker Non-Votes

Michael C. Culhane	3,237,823	21,000	0
Michael M. Fleming	3,237,823	21,000	0
Mark S. Grewal	3,237,823	21,000	0
Michael N. Nordstrom	3,237,823	21,000	0
Charles B. Seidler	3,237,823	21,000	0
Grover T. Wickersham	3,232,723	25,000	0

Proposal No. 2 - Ratification of the Appointment of M&K CPAS, PLLC

Proposal No. 2, to ratify the appointment of M&K CPAS, PLLC, was approved with approximately 99.8% of the shares present or represented and voting at the Annual Meeting voting for the proposal and approximately 0.2% of the shares voting against the proposal. The results were as follows:

For	Against	Abstained	Broker Non-Vote

5,210,084	11,000	0	0

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 7, 2010

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Vice President Finance and Chief Financial Officer

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